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                                                                      EXHIBIT 99


             THE MAXIM GROUP, INC. ANNOUNCES COMPLETION OF SENIOR
                          SUBORDINATED NOTES OFFERING


For immediate release: October 16, 1997

Contact:

  Thomas P. Leahey
  Executive Vice President, Finance & Treasurer
  The Maxim Group, Inc.
  (770) 590-9369


Kennesaw, Georgia -- The Maxim Group, Inc. (NYSE:MXG) announced today that it has completed the sale of $100.0 million of 9 1/4% Senior Subordinated Notes due 2007 (the "Notes") to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Notes, which are rated B2 and B by Moody's and Standard and Poor's, respectively, were priced at 99.295% of their principal amounts. Proceeds from the offering will be used to repay all of the Company's outstanding bank indebtedness and for general corporate purposes, including working capital to fund the Company's retail expansion and for potential acquisitions.

Merrill Lynch & Co. was the lead-manager and First Union Capital Markets Corp. and Wheat First Butcher Singer were co-managers of the offering. The Notes offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements.

The Maxim Group operates and franchises one of the largest retail floorcovering distribution networks in North America through two retail floorcovering concepts: CarpetMAX(R), a full-service floorcovering store format, and Georgia Carpet Outlets ("GCO(R)"), a cash-and-carry discount floorcovering store format. In addition, the Company, through its subsidiary, Image Industries, Inc., is one of the largest manufacturers of polyester carpeting in the United States.